Exhibit 5

[Freescale Semiconductor, Inc. Letterhead]

Opinion of Counsel

December 3, 2004

Freescale Semiconductor, Inc.

6501 William Cannon Drive West

Austin, Texas 78729

Dear Ladies and Gentlemen:

I refer to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Freescale Semiconductor, Inc., a Delaware corporation (“Freescale”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to 26,500,000 shares of Class A Common Stock, par value $0.01 per share (“Freescale Class A Common Stock”), of Freescale authorized to be issued from time to time by Freescale under the Freescale Conversion Plan of 2004 (the “Plan”). This opinion relates to the shares of Freescale Class A Common Stock covered by the Registration Statement (the “Subject Shares”).

I am Senior Vice President and General Counsel of Freescale and as such have acted as counsel to Freescale in connection with preparation of the Registration Statement and the Plan. As such counsel, it is my opinion that:

1. Those Subject Shares when issued under the Plan, will be validly issued, fully paid and nonassessable.

2. When issued in accordance with the terms of the Preferred Share Purchase Rights Agreement, between the Company and Mellon Investor Services, LLC, as rights agent, dated as of July 7, 2004 (the “Rights Agreement”), the Rights (as defined in the Rights Agreement) will be validly issued.

In arriving at the foregoing opinions, I have examined and relied upon, and am familiar with, originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of officers of Freescale and of public officials, and other instruments as I have deemed necessary or appropriate for the purposes of the opinions set forth above.

I consent to the use of this opinion as an exhibit to this Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ JOHN D. TORRES
John D. Torres, Esq.
Senior Vice President and General Counsel Freescale Semiconductor, Inc.